Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Third Quarter 2010 Results

Honolulu, Hawaii, November 4, 2010 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), the holding company parent of Territorial Savings Bank, reported net income rose by 329.9% to $3.1 million, or $0.28 per share for the three months ended September 30, 2010 from $729,000 for the three months ended September 30, 2009.

The Company also announced that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.07 per share. The dividend is expected to be paid on December 2, 2010 to stockholders of record as of November 18, 2010.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We are pleased with our results for the third quarter of 2010. Despite difficult economic conditions, the Company continues to perform well. We will continue to focus our efforts on growing our deposit base and loan portfolio.”

For the three months ended September 30, 2010 and September 30, 2009, net interest income was $11.7 million and $10.4 million, respectively. Net interest income rose by $1.3 million, or 12.8%, primarily as a result of a $1.2 million, or 25.2% decrease in interest expense. The decrease in interest expense occurred as the Company reduced the interest rates paid on deposits. The provision for loan losses for the quarter ended September 30, 2010 was $118,000 compared to $10,000 for the quarter ended September 30,

2009. For the quarter ended September 30, 2010, the Company earned $1.0 million in non-interest income compared to a loss of $1.4 million for the quarter ended September 30, 2009. This growth in non-interest income occurred as a result of no other-than-temporary impairment loss on securities for the quarter ended September 30, 2010 compared to a pre-tax impairment loss on securities of $2.7 million ($1.7 million after taxes) for the quarter ended September 30, 2009. This was partially offset by a $105,000 reduction in service fees on loan and deposit accounts and a $100,000 reduction in gain on sale of loans for the quarter ended September 30, 2010 compared to the same quarter last year. Non-interest expense totaled $7.7 million for the three months ended September 30, 2010 and $7.9 million for the three months ended September 30, 2009. Salaries and employee benefits expense and other general and administrative expenses rose by $189,000 and $140,000, respectively, during the three months ended September 30, 2010 compared to the same period last year. A significant portion of this increase is due to expenses accrued for the employee stock ownership plan that was part of our conversion to a publicly-held company and our equity incentive plan that was approved by stockholders in August 2010. For the quarter ended September 30, 2009, non-interest expense included a $507,000 charge for extinguishment of debt related to the payoff of $24.7 million of subordinated debentures.

Total assets at September 30, 2010 increased by $51.7 million, or 3.7% to $1.441 billion compared to $1.390 billion at December 31, 2009. Cash and cash equivalents increased to $174.8 million at September 30, 2010 from $136.0 million at December 31, 2009, primarily due to an increase in deposits. Loans receivable, net of allowances for loan losses, increased to $637.8 million at September 30, 2010 compared to $597.7 million at December 31, 2009. Deposits increased to $1.079 billion at September 30, 2010 from $1.015 billion at December 31, 2009. Securities sold under agreements to repurchase decreased to $105.2 million at September 30, 2010 from $130.2 million at December 31, 2009 as the Company paid off $25.0 million of borrowings which matured in the first quarter of 2010. Total stockholders’ equity increased to $225.8 million at September 30, 2010 from $219.7 million at December 31, 2009.

Asset quality remained strong. Total delinquent loans ninety days or more past due and not accruing interest was $291,000 at September 30, 2010, compared to $272,000 at December 31, 2009. Non-performing assets at September 30, 2010 totaled $509,000, or 0.04% of total assets, compared to $679,000, or 0.05% of total assets, at December 31, 2009. The allowance for loan losses was $1.6 million at September 30, 2010 and $1.7 million at December 31, 2009. The ratio of the allowance for loan losses to total loans was 0.25% at September 30, 2010 and 0.28% at December 31, 2009.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 25 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

September 30, 2010

	Three Months Ended September 30,
	2010	2009
Performance Ratios:

Return on average assets	0.86%	0.21%
Return on average equity	5.56%	1.42%
Net interest margin on average interest earning assets	3.33%	3.04%

	At September 30, 2010	At December 31, 2009
Selected Balance Sheet Data:

Book value per share (1)	$18.46	$17.96
Stockholders’ equity to total assets	15.67%	15.81%

Asset Quality
(Dollars in thousands, except for ratios):

Delinquent loans 90 days or more past due and not accruing	$291	$272
Non-performing assets	509	679
Allowance for loan losses	1,571	1,681
Non-performing assets to total assets	0.04%	0.05%
Allowance for loan losses to total loans	0.25%	0.28%
Allowance for loan losses to non-performing assets	308.64%	247.57%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued (12,233,125)

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	September 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$174,802	$135,953
Investment securities held to maturity, at amortized cost (fair value of $595,457 and $606,269 at September 30, 2010 and December 31, 2009, respectively)	570,988	598,394
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	947	1,084
Loans receivable, net	637,766	597,700
Accrued interest receivable	4,738	4,781
Premises and equipment, net	4,751	4,495
Real estate owned	—	159
Bank-owned life insurance	29,014	28,249
Prepaid expenses and other assets	5,992	6,449

Total assets	$1,441,346	$1,389,612

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,078,894	$1,014,668
Advances from the Federal Home Loan Bank	10,000	—
Securities sold under agreements to repurchase	105,200	130,200
Accounts payable and accrued expenses	17,830	18,837
Current income taxes payable	496	670
Deferred income taxes payable	919	2,661
Advance payments by borrowers for taxes and insurance	2,189	2,905

Total liabilities	1,215,528	1,169,941

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 12,233,125 shares at September 30, 2010 and December 31, 2009	122	122
Additional paid-in capital	119,374	118,823
Unearned ESOP shares	(8,930)	(9,297)
Retained earnings	116,990	111,082
Accumulated other comprehensive loss	(1,738)	(1,059)

Total stockholders’ equity	225,818	219,671

Total liabilities and stockholders’ equity	$1,441,346	$1,389,612

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Interest and dividend income:
Investment securities	$6,371	$6,529	$19,819	$18,758
Loans	8,907	8,725	26,018	27,157
Other investments	115	49	290	72

Total interest and dividend income	15,393	15,303	46,127	45,987

Interest expense:
Deposits	2,555	3,417	8,484	11,044
Advances from the Federal Home Loan Bank	54	—	99	33
Securities sold under agreements to repurchase	1,070	1,270	3,211	3,739
Subordinated debentures and other borrowings	—	230	—	814

Total interest expense	3,679	4,917	11,794	15,630

Net interest income	11,714	10,386	34,333	30,357
Provision for loan losses	118	10	276	1,112

Net interest income after provision for loan losses	11,596	10,376	34,057	29,245

Noninterest income:
Total other-than-temporary impairment losses	—	(2,619)	(3,510)	(3,481)
Portion of loss recognized in other comprehensive income (before taxes)	—	(97)	1,106	—

Net other-than-temporary impairment losses	—	(2,716)	(2,404)	(3,481)
Service fees on loan and deposit accounts	546	651	1,834	1,968
Income on bank-owned life insurance	256	262	765	775
Gain on sale of investment securities	—	37	350	267
Gain on sale of loans	165	265	420	1,442
Other	76	75	224	217

Total noninterest income	1,043	(1,426)	1,189	1,188

Noninterest expense:
Salaries and employee benefits	4,526	4,337	13,533	11,882
Occupancy	1,146	1,133	3,428	3,361
Equipment	734	757	2,184	2,225
Loss on extinguishment of debt	—	507	—	507
Federal deposit insurance premiums	308	350	898	1,533
Other general and administrative expenses	952	812	2,843	2,386

Total noninterest expense	7,666	7,896	22,886	21,894

Income before income taxes	4,973	1,054	12,360	8,539

Income taxes	1,839	325	4,530	2,884

Net income	$3,134	$729	$7,830	$5,655

Basic earnings per share (1)	$0.28	$0.06	$0.69	$0.50

Fully-diluted earnings per share (1)	$0.28	$0.06	$0.69	$0.50

Cash dividends declared per common share	$0.07	N/A	$0.17	N/A

Basic weighted average shares outstanding (1)	11,334,058	11,266,863	11,321,912	11,266,863

Diluted weighted average shares outstanding (1)	11,344,622	11,266,863	11,356,737	11,266,863

(1)	Number of shares calculated from the effective date of July 10, 2009 to the period end.